AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS AMENDMENT, dated as of the 13th day of November, 2018, to the Distribution Agreement dated as of September 1, 2017, as amended (the “Agreement”), is entered into by and between ETF Series Solutions (the “Trust”), a Delaware statutory trust, and Quasar Distributors, LLC (the “Distributor”), a Delaware limited liability company.

RECITALS

WHEREAS, the parties to the Agreement desire to amend the Agreement to add the AAM S&P Developed Markets High Dividend Value ETF in the manner set forth herein; and

WHEREAS, Article 13 of the Agreement provides that the Agreement may be amended by written agreement executed by both parties.

NOW, THEREFORE, the parties hereby amend the Agreement as follows:

Schedule A of the Agreement is hereby superseded and replaced with Schedule A attached hereto.

This amendment will become effective upon the commencement of operations of the AAM S&P Developed Markets High Dividend Value ETF.  Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ETF SERIES SOLUTIONS	QUASAR DISTRIBUTORS, LLC

By: /s/ Michael D. Barolsky	By: /s/ Teresa Cowan

Name: Michael D. Barolsky	Name: Teresa Cowan

Title: Vice President and Secretary	Title: President

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SCHEDULE A

List of Funds

Name of Series
AAM S&P 500 High Dividend Value ETF
AAM S&P Emerging Markets High Dividend Value ETF
AAM S&P Developed Markets High Dividend Value ETF

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